UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 24, 2014

REGADO BIOSCIENCES, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-35953	03-0422069
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

106 Allen Road, 4th Floor, Basking Ridge, New Jersey	07920
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (908) 580-2100

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05	Costs Associated with Exit or Disposal Activities.

On September 24, 2014, Regado Biosciences, Inc., or the Company, announced a workforce reduction plan pursuant to which it will eliminate approximately 60% of the Company’s workforce, or 20 employees, across all operational sites. The Company committed to the workforce reduction plan on September 17, 2014 and it is expected to be complete by the end of the Company’s 2014 fiscal year, with the majority of the reduction coming on September 30. Affected employees are being offered separation benefits, including severance payments, and temporary healthcare coverage assistance.

As previously announced, the Company permanently terminated enrollment in its REGULATE-PCI Phase 3 trial for its lead program, Revolixys™ Kit, based on a recommendation from the trial’s Data and Safety Monitoring Board following their analysis of the data from the first approximately 3,250 patients enrolled in what was intended to be a 13,200-patient trial comparing the safety and efficacy of Revolixys Kit with bivalirudin. The workforce reduction plan is being implemented to reduce costs as part of the Company’s decision to focus resources on three principal activities following the termination of the REGULATE-PCI trial: completion of the final closure of the REGULATE-PCI trial and analysis of the unblinded database from the trial, diligence activities associated with thoroughly exploring potential business alternatives, and the Company’s compliance activities associated with being a public company in good regulatory standing.

In connection with the elimination of positions as part of the workforce reduction plan, the Company estimates incurring total charges of approximately $2 million, primarily for one-time termination benefits and facility closure expenses. One-time termination benefits are projected to be approximately $1.7 million with facility closure expenses approximately $.3 million. These charges will occur in the third and fourth quarters of 2014. Additionally, the Company is evaluating its facilities and the associated contractual obligations to determine the appropriate course of action. The Company currently cannot estimate these amounts, but expects to file an amendment to this Current Report on Form 8-K within four business days of making such determination.

On September 24, 2014, the Company issued a press release relating to the workforce reduction plan described above, a copy of which is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Forward-Looking Statements

The disclosure contained in this Item 2.05 and in the press release attached as Exhibit 99.1 to this Current Report on Form 8-K contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management’s current expectations, as of the date of this press release, and involve certain risks and uncertainties. Forward-looking statements include statements herein with respect to financial projections and estimates and their underlying assumptions, including, without limitation, projections relating to the Company’s cash balance at the end of its current fiscal quarter, the timing and amount of termination costs incurred in connection with the Company’s workforce reduction plan, the timing and amount of any decrease in annualized cash expenditures as a result of the Company’s workforce reduction plan, and the timing for completion of the final closure of the REGULATE-PCI trial and outcome of the analysis of the unblinded database and the completion of any strategic business alternatives. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors. Factors that could cause future results to materially differ from those projected in forward-looking statements include the actual trial closing costs and ongoing operational costs between the date of this press release and the end of the

Company’s current fiscal quarter, the actual timing and costs associated with the Company’s workforce reduction plan, the actual timing and costs associated with the final closure of the REGULATE-PCI trial, the timing and outcome of the Company’s unblinded database analysis, and the outcome of the Company’s due diligence activities associated with exploring strategic business alternatives, as well as the “Risk Factors” described in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 12, 2014, and in the Company’s other periodic filings with the SEC. All forward-looking statements are expressly qualified in their entirety by this cautionary notice. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this release. The Company has no obligation, and expressly disclaim any obligation, to update, revise or correct any of the forward-looking statements, whether as a result of new information, future events or otherwise.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Press Release issued by Regado Biosciences, Inc., dated September 24, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REGADO BIOSCIENCES, INC.

By:	/s/ R. Don Elsey
Name: Title:	R. Don Elsey Senior Vice President, Finance and Chief Financial Officer

Date: September 24, 2014

INDEX OF EXHIBITS

Exhibit No.	Description

99.1	Press Release issued by Regado Biosciences, Inc., dated September 24, 2014.